UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 Current Report

     Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

        Date of report (date of earliest event reported): April 11, 2005

                   Long Island Physicians Holdings Corporation
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             (Exact name of registrant as specified in its charter)

          New York                    0-27654-NY              11-3232989
(State or other jurisdiction         (Commission            (IRS Employer
      of incorporation)              File Number)         Identification No.)

                      ONE HUNTINGTON QUADRANGLE SUITE 4C-01
                               MELVILLE, NY 11747
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               (Address of principal executive offices) (Zip Code)

                                 (631) 454-1900
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              (Registrant's telephone number, including area code)

      Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an
Off-Balance Sheet Arrangement.

     The Registrant's majority-owned subsidiary, MDNY Healthcare, Inc. ("MDNY"), is subject to certain state-regulated risk allocation pools ("Stabilization Pools") created by the New York State Insurance Department ("NYSID"). The Stabilization Pools are designed to encourage insurers to remain in or enter the small group and individual health insurance markets and protect all insurers and health maintenance organizations ("HMO") in those markets from extreme losses due to open enrollment of persons for coverage who are very ill or have a history of poor health. Certain insurers and HMOs participating in those markets in New York State either make payments to or receive payments from the Stabilization Pools based upon criteria stated in NYSID Regulation 146, as amended ("Regulation 146").

     For years up to and including 1999, two separate pools are in operation. The first pool (Demographic) used an age/sex relative morbidity table to measure the relative risk for each insurer and HMO with respect to the demographic characteristics of the persons covered by that insurer or HMO. The second pool (Specified Medical Condition) used a list of specified, high-cost medical conditions ("SMC"), which was intended to protect insurers and HMOs from part of the adverse financial effects of covering a disproportionate number of people with such conditions. For the years 1999 and after, a single pool operates based on the experience of each insurer with respect to specified medical conditions using new methodology under Regulation 146.

     In January 2005, at the direction of NSYID, a limited scope audit was performed by Alicare, Inc., an outside consultant engaged by NYSID ("Alicare"), on MDNY's data submissions for years 1999 to 2003 with respect to the Stabilization Pools. During this audit, Alicare released to MDNY preliminary regional factors for years 1999-2004, which, when compared to MDNY's average risk factors, would determine whether MDNY would receive payments from or make payments to the Stabilization Pools. Based upon these regional factors, MDNY had an estimated obligation of up to $30 million to the Stabilization Pools with respect to such years. In February 2005, MDNY disputed the assessment in writing, stating that certain aspects of NYSID's methodology were flawed, that not all insurers and HMOs had consistently applied the criteria used to determine the eligibility of SMC claims and that NYSID had failed to ensure such consistent application. MDNY requested that NYSID review such methodology, and in light of MDNY's objections, allow MDNY to resubmit its data for such years reflecting higher average risk scores proposed by MDNY.

     On April 5, 2005, Alicare advised MDNY that MDNY will receive $314,863 from the Stabilization Pools with respect to 1998, and that Alicare's preliminary calculations showed that MDNY will receive approximately $1.1 million with respect to 1999 and 2000. On April 7, 2005, Alicare orally advised MDNY that, because MDNY previously contributed to the Stabilization Pools in 1999, 77% of such $1.1 million would be paid to MDNY under the original SMC pool for 1999 and 22% would be used to offset amounts due to the new SMC pool under Regulation 146.

     On April 8, 2005, NYSID notified MDNY ("Contribution Notice") that Alicare had calculated the results of the SMC pool data submissions for the period 1999 through 2004. The Contribution Notice and related invoices summarize MDNY's estimated net calculated contribution for each such year as follows, based on 5% of MDNY's incurred claims for such year pursuant to Regulation 146, and provide that net payments are due by May 15, 2005:

         1999     $2,593,889
         2000     $4,511,036
         2001     $4,913,465
         2002     $5,073,270
         2003     $5,612,751
         2004     $4,807,861

     On April 12, 2005, MDNY had further discussions with the State regarding the methodology flaws. In addition noted that the lack of consistent criteria in the data selection process in determining an SMC claim was still a serious outstanding issue. MDNY was still prohibited from resubmitting more inclusive data that would affect its average relative factors. MDNY further stressed the negative impact of a $27.5 million obligation would have on the financial condition of the Company and its prospects of finding a potential investor or buyer. The State acknowledged there is still some uncertainty as to the final outcome of these Pools and would like to jointly pursue working out a plan to resolve the issue. MDNY anticipates that it will meet representatives of NYSID to discuss such comments and concerns during the second half of April 2005.

     On April 14, 2005, the NYSID notified MDNY that the payment due dates for the invoices was extended to May 16, 2005 and further advised that the payment (invoice) for calendar year 2004 was postponed until further notice.

     There can be no assurance that NYSID will determine that MDNY does not have significant payment obligations to the Stabilization Pools. Any definitive determination by NYSID that MDNY has significant payment obligations with respect to the Stabilization Pools would have a material adverse effect on the business and financial condition and operations of MDNY and the Company.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                LONG ISLAND PHYSICIANS HOLDINGS CORPORATION

Dated: April 13, 2005           By: /s/ Concetta Pryor
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                                   Concetta Pryor
                                   Chief Financial Officer